Exhibit 10.02

INTUIT INC.
DIRECTOR GRANT PROGRAM

1.
ESTABLISHMENT OF PROGRAM; PURPOSE. The Intuit Inc. Grant Program (the “Director Program”) was initially adopted by the Compensation and Organizational Development Committee of the Board on October 20, 2010 and was amended most recently on January 19, 2011. The Director Program is intended to provide the framework and flexibility to award Restricted Stock Units to Board members under the Amended and Restated Intuit Inc. 2005 Equity Incentive Plan (the “Plan”) and thereby provide incentives to attract, retain and motivate non-employee Board members by offering them an opportunity to participate in the company's future performance through these awards. The Director Program is intended to be a part of the Plan. All capitalized terms in the Director Program that are not defined herein shall have the meanings given to them in the Plan. The Director Program is not meant to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between the Director Program and the provisions of the Plan, the provisions of the Plan shall apply.

2.
TAX COMPLIANCE. The Director Program is intended to comply with Section 409A of the Code and any regulatory or other guidance issued under such section. It is the Company's intention that any terms of the Director Program (and any Restricted Stock Units issued pursuant to the Director Program) that conflict with the final regulations issued under Section 409A of the Code or other future guidance shall be null and void and that any terms that are missing from the Director Program which such regulations and/or other guidance would require the Director Program to contain in order to comply with the requirements of Section 409A of the Code shall be incorporated into the Director Program.

3.	ELIGIBILITY AND PARTICIPATION. Eligibility. Non-Employee Directors are eligible to receive grants of RSUs pursuant to this Section 3.

3.1    Initial Grant. Each Non-Employee Director automatically will be granted RSUs covering the number of Shares equal to $75,000, based on the Fair Market Value of the Shares on the grant date, which grant date shall be the first business day after such Non-Employee Director first becomes a member of the Board. If a Non-Employee Director previously was an employee of the Company and did not receive RSUs pursuant to the immediately preceding sentence, he or she automatically will be granted RSUs covering the number of Shares equal to $75,000, based on the Fair Market Value of the Shares on the grant date, which grant date shall be the first regularly scheduled RSU grant date for employees after the Non-Employee Director no longer is employed by the Company. RSUs granted pursuant to this Section 3.1 shall be called an “Initial Grant.”

3.2    Succeeding Grant. On the first business day following the annual meeting of the Company's stockholders each year, each Non-Employee Director who has served continuously as a member of the Board since his or her Initial Grant automatically will be granted RSUs covering the number of Shares equal to $260,000, based on the Fair Market Value of the Shares on the grant date. RSUs granted pursuant to this Section 3.2 shall be called a “Succeeding Grant.” The Chairman of the Board will also be awarded a Succeeding Grant.

If a Non-Employee Director joins the Board mid-year, the director shall receive, on the first business day after such Non-Employee Director first becomes a member of the Board, a pro-rated Succeeding Grant. The number of Shares subject to a pro-rated Succeeding Grant shall be pro-rated by multiplying the number of shares comprising the full grant amount by a fraction, the numerator of which is equal to the number of calendar months the Non-Employee Director will have served on the Board between the grant date and the date of the next annual meeting of the Company's stockholders, and the denominator of which is 12. For purposes of the foregoing sentence, a Non-Employee Director shall be credited with a calendar month of service if he or she serves on the Board for one or more days in such calendar month.

3.3    Conversion Grant. Each Non-Employee Director shall have the ability to elect to convert all of the director's cash retainer(s) otherwise payable to the director during a calendar year into RSUs. RSUs granted pursuant to this Section 3.3 shall be called a “Conversion Grant.”

3.4    Vesting

(a)Initial Grants. Initial Grants shall vest in two (2) installments on the first day of the 12th calendar month following the grant date and on the succeeding anniversary of such initial vesting date, so long as the Non-Employee Director does not experience a Termination. The number of shares that vest on each vesting date shall be equal to the product of (a) the number of Shares comprising the full grant amount multiplied by (b) 0.50.

(b)Succeeding Grants. Succeeding Grants shall vest in full on the first day of the 12th calendar month following the grant date, so long as the Director does not experience a Termination.

(c)Disability or Death. RSUs granted to a Non-Employee Director pursuant to an Initial Grant or a Succeeding Grant will vest as to 100% of the Shares if the Non-Employee Director incurs a “total disability” or dies. For purposes of this Section 3.4(c), “total disability” shall mean: (1) (i) for so long as such definition is used for purposes of the Company's group life insurance and accidental death and dismemberment plan or group long term disability plan, that the Non-Employee Director is unable to perform each of the material duties of any gainful occupation for which the Non-Employee Director is or becomes reasonably fitted by training, education or experience and which total disability is in fact preventing the Non-Employee Director from engaging in any employment or occupation for wage or profit or (ii) if such definition has changed, such other definition of “total disability” as determined under the Company's group life insurance and accidental death and dismemberment plan or group long term disability plan; and (2) the Company shall have received from the Non-Employee Director's primary physician a certification that the Non-Employee Director's total disability is likely to be permanent.

(d)Corporate Transaction. In the event of a Corporate Transaction (as defined in the Plan, subject to the sentence that follows), RSUs granted to a Non-Employee Director pursuant to an Initial Grant or a Succeeding Grant will vest as to 100% of the Shares immediately prior to the consummation of such transaction. Any transaction included in the definition of Corporate Transaction per the Plan that does not constitute a “change in the ownership or effective control” of the Company, or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulations 1.409A-3(a)(5) and 1.409A-3(i)(5) shall not be treated as a Corporate Transaction for with respect to RSUs granted pursuant to the Director Program.

(e)Conversion Grant. Conversion Grants shall vest in four (4) installments on the grant date (which shall be the first business day following the annual meeting of the Company's stockholders) and quarterly thereafter on the dates specified in the applicable Non-Employee Director RSU Grant Agreement (in each case on the first business day following the quarterly meetings of the Board), so long as the Non-Employee Director does not experience a Termination. The number of shares that vest on each vesting date shall be equal to the product of (a) the number of Shares comprising the full grant amount multiplied by (b) 0.25.

3.5    Termination of RSUs. Except as provided in Section 3.4(c) or (d), unvested RSUs shall be forfeited on the date upon which the Director experiences a Termination; provided, however, that with respect to Initial Grants and Succeeding Grants, in the event that the date of the annual meeting of the Company's stockholders occurs within twelve months of the prior year's annual meeting of the Company's stockholders (or within twelve months of the grant date of a Succeeding Grant, if such grant date is later than the first business day following the date of such prior year's annual meeting of the Company's stockholders), any Director who experiences a Termination on the date of such annual meeting shall be deemed to have vested in the next installment of such grant that otherwise would have vested on the first day of the twelfth month following such meeting.

3.6    Form of RSU Grant. RSUs granted under this Section 3 shall be evidenced by a Non-Employee Director RSU Grant Agreement in such form as the Committee shall from time to time approve and which shall comply with and be subject to the terms and conditions of this Plan.

3.7    Automatic Deferral; Form and Timing of Settlement. RSUs shall be automatically deferred until the earliest of: (1) five years from the grant date; (2) Termination (for any reason); or (3) a Corporate Transaction (as described in Section 3.4(d) above). After such automatic deferral period, the portion of a RSU being settled may be paid currently or on a deferred basis with such interest or dividend equivalents, if any, as specified in the Non-Employee Director RSU Grant Agreement. To the extent specified in the Non-Employee Director RSU Grant Agreement, a Non-Employee Director may voluntarily, further defer payment under a RSU to a date or dates after the RSU is earned and the relevant automatic deferral period has been completed; provided, however, that: (a) the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code; (b) that payout shall not be deferred beyond December 31 of the year in which the automatic deferral period ends unless a deferral election in compliance with Section 409A of the Code has been made; and (c) such voluntary deferral shall not be permitted for a Non-Employee Director joining the Board at any time other than in connection with an annual meeting of the Company's stockholders.

Payment shall be made in the form specified in the Non-Employee Director RSU Grant Agreement.

3.8    Fractional Shares. For purposes of this Section 3, if a calculation of the number of Shares subject to a grant or the number of shares vesting upon a vesting date results in a fractional share, such number of Shares shall be rounded to the nearest whole Share.

4.
AMENDMENTS AND TERMINATION. The Company reserves the right to amend, modify, or terminate the Director Program (in whole or in part) at any time by action of the Board or the Committee, with or without prior notice. Except as described below in this Section 4, no such amendment or termination shall in any material manner adversely affect any Participant's rights to any amounts already granted, deferred or credited hereunder or deemed earnings thereon, up to the point of amendment or termination, without the consent of the Participant. Subject to the above provisions, the Board shall have broad authority to amend the Director Program to take into account changes in applicable law, including but not limited to securities and tax laws and accounting rules.